UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On August 2, 2006, Cott Corporation (the “Company”) entered into an agreement with Mark Benadiba (the “Benadiba Termination Agreement”) in connection with the termination of Mr. Benadiba’s employment as the Company’s Executive Vice President of North American Operations and from his role as an officer of the Company and its direct and indirect affiliates, subsidiaries and associated companies effective August 1, 2006 (the “Benadiba Termination Date”). Mr. Benadiba has also resigned as a director of the Company’s direct and indirect affiliates, subsidiaries and associated companies in which he held such a position, with such resignation being effective August 1, 2006.
     Pursuant to the Benadiba Termination Agreement, the Company has agreed to pay Mr. Benadiba his salary, car allowance and accrued vacation through the Benadiba Termination Date, less applicable statutory withholdings and deductions, with such payment to be made during the next pay period immediately following the Benadiba Termination Date. The Company has also agreed to pay Mr. Benadiba severance of two times his base salary, car allowance and bonus for a total lump sum payment of $2,190,000. In addition, Mr. Benadiba will be paid a pro-rated bonus for 2006 of $503,125 based on the achievement of 150% of the annual bonus incentive through the Benadiba Termination Date. The Company will also pay Mr. Benadiba the sum of $16,497.48 in lieu of his participation in the executive disability top up insurance program. The severance, pro-rated bonus, and top up insurance amounts, less applicable withholdings, will be paid within 10 business days of the Benadiba Termination Date. Mr. Benadiba will continue to receive all health and dental benefits, life insurance, short term disability, annual health spending account and annual executive medical assessment costs for a period of 24 months following the Benadiba Termination Date. In addition, the Company will reimburse Mr. Benadiba for the cost of insurance on his vehicle for a period of 24 months following the Benadiba Termination Date. The Company also agreed to accelerate the vesting of certain shares held by Mr. Benadiba under the Company’s Executive Incentive Share Purchase Plan. Pursuant to the Benadiba Termination Agreement, Mr. Benadiba agreed to release the Company from any liability arising from or related to his employment or other engagement with the Company or the termination of such employment or engagement. Mr. Benadiba has confirmed that his non-competition and non-solicitation covenants to the Company will apply for 24 months following the termination of his employment and has agreed to be bound by confidentiality covenants.
     On August 8, 2006, the Company entered into an agreement with Colin Walker (the “Walker Termination Agreement”) in connection with the termination of Mr. Walker’s employment as the Company’s Senior Vice President, Corporate Resources and from his role as an officer of the Company and its direct and indirect affiliates, subsidiaries and associated companies effective August 1, 2006 (the “Walker Termination Date”). Mr. Walker has also resigned as a director of the Company’s direct and indirect affiliates, subsidiaries and associated companies in which he held such a position, with such resignation being effective August 1, 2006.
     Pursuant to the Walker Termination Agreement, the Company has agreed to pay Mr. Walker his salary, car allowance and accrued vacation through the Walker Termination Date, less applicable statutory withholdings and deductions, with such payment to be made during the next pay period immediately following the Walker Termination Date. The Company has also agreed to pay Mr. Walker severance of two times his base salary, car allowance and target bonus for a total lump sum payment of $1,468,000, less applicable statutory withholdings and deductions, to be paid within 10 business days of the Walker Termination Date. Mr. Walker will continue to receive certain health and dental benefits, life insurance and other benefits, excluding long and short term disability coverage, executive life and disability insurance and out of country benefits, for a period of 24 months following the Walker Termination Date. In addition, in lieu of continuation under the Company’s executive supplemental life and disability insurance, the Company will pay Mr. Walker $12,367 plus an amount reflecting a gross up for taxes. In lieu of participation in the Company’s RRSP/DPSP and employee share purchase plan programs, the Company will pay Mr. Walker $32,727. Both of the payments to be made in lieu of continuation in the Company’s plans will be paid to Mr. Walker within 10 business days of the Walker Termination Date. All payments to Mr. Walker will, unless otherwise expressly stated in the Walker Termination Agreement, be less applicable statutory withholdings and deductions. The Company has also agreed to accelerate the vesting of certain shares held by Mr. Walker under the Company’s Executive Incentive Share Purchase Plan. Pursuant to the Walker Termination Agreement, Mr. Walker agreed to release the Company from any liability arising from or related to his employment or other engagement with the Company or the termination of such employment or engagement. Mr. Walker has confirmed that his non-competition and non-solicitation covenants to the Company will apply for 24 months following the termination of his employment and has agreed to be bound by confidentiality covenants.
     All dollar amounts referred to herein are to Canadian dollars.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: August 9, 2006	By:	/s/ Mark R. Halperin
Mark R. Halperin
Chief Legal and Corporate Development Officer